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                                                                     Exhibit 5.1
                                                                     -----------

April 25, 1996

Securities and Exchange Commission
Judiciary Plaza Office Building
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

I am Senior Vice President, General Counsel and Secretary for Cooper Industries, Inc., an Ohio corporation (the "Company"), and am familiar with the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the registration of 200,000 shares of the Company's Common Stock, $5.00 par value (the "Shares"), issuable pursuant to the Company's Directors' Stock Plan (the "Plan"). I have examined such certificates, documents and records of the Company and have made such other investigations as I have deemed necessary in order to render the opinion hereinafter set forth.

I am of the opinion that, subject to approval of the Plan by the shareholders of the Company at its Annual Meeting of Shareholders to be held on April 30, 1996, Shares issued pursuant to the Plan are duly authorized and duly reserved for issuance pursuant to the Plan, and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

I hereby consent to the use of my name in such Registration Statement and also to the filing of this opinion as an exhibit to such Registration Statement.

Very truly yours,

/s/ DIANE K. SCHUMACHER

Diane K. Schumacher
Senior Vice President,
 General Counsel and Secretary